UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Boston Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	27-0801073
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

33 South Commercial Street Manchester, NH	03101
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: __________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share
(Title of class)

Item 1. Description of Registrant's Securities to be Registered.

This registration statement relates to the registration with the Securities and Exchange Commission of the common stock, par value $0.001 per share (the “Common Stock”), of Boston Therapeutics, Inc. (the “Registrant”). The Registrant’s authorized share capital consists of 100,000,000 shares of Common Stock, and 5,000,000 shares of $0.001 par value preferred stock. As of January 24, 2012, an aggregate of 16,223,206 shares of Common Stock and no shares of preferred stock were issued and outstanding.

Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders.  Directors are appointed by a plurality of the votes present at any special or annual meeting of shareholders (by proxy or in person), and a majority of the votes present at any special or annual meeting of shareholders (by proxy or in person) shall determine all other matters.  The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends at such times and in such amounts as the board from time to time may determine.  There is no cumulative voting of the election of directors then standing for election.  The Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption.  Upon liquidation, dissolution or winding up of the Registrant, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.

Item 2. Exhibits

The following exhibits are filed as a part of this registration statement and incorporated by reference to the prior filings as indicated:

Exhibit Number	Description
3.1
Certificate of Incorporation, as amended (filed as Exhibit 3.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-164785) filed with the SEC on June 24, 2010 and incorporated herein by reference)

3.2	Bylaws (filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (File No. 333-164785) filed with the SEC on February 8, 2010 and incorporated herein by reference)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BOSTON THERAPEUTICS, INC.

Dated: January 25, 2012	By:	/s/David Platt
	Name:	David Platt
	Title:	Chief Executive Officer and Chief Financial Officer

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